The Target Portfolio Trust
For the semi-annual period ended 10/31/10
File number 811-07064


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust - Target Small Cap
Value Portfolio (JPM Sleeve)

1.   Name of Issuer:  Felcor Lodging Trust Inc.

2.   Date of Purchase:  June 16, 2010

3.   Number of Securities Purchased:  27,500,000

4.   Dollar Amount of Purchase:  $151,250,000

5.   Price Per Unit:  $5.50

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: Goldman Sachs and Company New York Real
Estate

7. Other Members of the Underwriting Syndicate: J.P. Morgan securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., FBR Capital Markets & Co., JMP Securities LLC, Keefe, Bruyette & Woods, Inc.